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EXHIBIT 5.3

ALLEN & OVERY

Allen & Overy LLP Taunustor 2 60311 Frankfurt am Main Germany
To:	Huntsman Advanced Materials LLC
500 Huntsman Way
	Salt Lake City, Utah 84109	Postfach 100 123
	USA	60001 Frankfurt am Main Germany
Tel +49 (0)69 2648 5000 Fax +49 (0)69 2648 5800 Extension +49 (0)69 2648 5998

Our Reference 77405-00002 FR:227010.10

Frankfurt, 21 December 2004

LEGAL OPINION

Dear Sirs,

We refer to:

(1)
a copy of a Purchase Agreement dated 23 June 2003 made between Deutsche Bank Securities Inc. and UBS Securities LLC as purchasers (the Purchasers) on one side and Huntsman Advanced Materials LLC as issuer and seller (Huntsman) on the other side;

(2)
a copy of a Joinder Agreement dated 30 June 2003 executed by each of the German Entities (as defined below);

(3)
a copy of an Indenture dated 30 June 2003 made between Huntsman, the Guarantors and Wells Fargo Bank Minnesota, National Association (the Trustee);

(4)
a copy of a Guarantee dated 30 June 2003 executed by each of the German Entities as (defined below);

(5)
a copy of a Registration Rights Agreement dated 30 June 2003 made between Huntsman, the Guarantors and the Purchasers;

(6)
a copy of an Intercreditor And Collateral Agency Agreement dated 30 June 2003 made between Deutsche Bank AG, New York Branch (the Collateral Agent), the Trustee, Huntsman and the other parties thereto.

        The documents listed under (1) to (6) above are hereinafter collectively referred to as the Documents.

        We have acted as German legal advisor to Huntsman Advanced Materials Beteiligungs (Deutschland) GmbH (formerly Vantico Beteiligungs GmbH), Huntsman Advanced Materials Verwaltungs (Deutschland) GmbH (formerly Vantico Verwaltungs GmbH), Huntsman Advanced Materials Management (Deutschland) GmbH & Co. KG (formerly Vantico Deutschland GmbH & Co. KG) and Huntsman Advanced Materials (Deutschland) GmbH & Co. KG (formerly Vantico GmbH & Co. KG) (the German Entities) in connection with the Documents.

        On 1 December 2004, Huntsman Advanced Materials Verwaltungs (Deutschland) GmbH has been merged into Huntsman Advanced Materials Beteiligungs (Deutschland) GmbH. Huntsman Advanced Materials Beteiligungs (Deutschland) GmbH has been renamed Huntsman Advanced Materials (Deutschland) GmbH (the Surviving German Entity).

        This opinion is being furnished to you upon request by the Surviving German Entity in connection with Section 7 (c) of the Purchase Agreement. Terms defined in the Purchase Agreement, unless otherwise defined in this opinion or unless the context otherwise requires have the same meanings in this opinion.

        A. We have examined the following:

  (1)
  a copy of each of the executed Documents;

  (2)
  a certified copy of an excerpt from the Commercial Register (Handelsregister) at the Local Court (Amtsgericht) of Kamen pertaining to Huntsman Advanced Materials (Deutschland) GmbH & Co. KG, HRA 653, dated 19 July 2004 and a copy of its partnership agreement (Gesellschaftsvertrag) dated 14 July 2000 as amended by resolutions dated 18 December 2000 and 26 January 2004;

  (3)
  a certified copy of an excerpt from the Commercial Register (Handelsregister) at the Local Court (Amtsgericht) of Kamen pertaining to Huntsman Advanced Materials Management (Deutschland) GmbH & Co. KG, HRA 0643, dated 19 July 2004 and a copy of its partnership agreement (Gesellschaftsvertrag) dated 14 July 2000 as amended by a resolution dated 26 January 2004;

  (4)
  a certified copy of an excerpt from the Commercial Register (Handelsregister) at the Local Court (Amtsgericht) of Kamen pertaining to Huntsman Advanced Materials Verwaltungs (Deutschland) GmbH, HRB 1109, dated 19 July 2004 and a certified copy dated 19 July 2004 of its shareholder's agreement (Gesellschaftsvertrag) as of 26 January 2004 as amended by a shareholder resolution dated 26 January 2004 together with a certified copy dated 19 July 2004 of a shareholders list of Huntsman Advanced Materials Verwaltungs (Deutschland) GmbH dated 24 July 2001 and a shareholder resolution dated 14 January 2004;

  (5)
  a certified copy of an excerpt from the Commercial Register (Handelsregister) at the Local Court (Amtsgericht) of Kamen pertaining to Huntsman Advanced Materials Beteiligungs (Deutschland) GmbH, HRB 1108, dated 19 July 2004 and a certified copy dated 19 July 2004 of its shareholder's agreement (Gesellschaftsvertrag) as of 26 January 2004 as amended by a shareholder resolution dated 26 January 2004 together with a certified copy dated 19 July 2004 of a shareholders list of Huntsman Advanced Materials Beteiligungs (Deutschland) GmbH dated 2 July 2003.

  (6)
  a copy of a merger agreement (Verschmelzungsvertrag) between Huntsman Advanced Materials Beteiligungs (Deutschland) GmbH and Huntsman Advanced Materials Verwaltungs (Deutschland) GmbH dated 26 August 2004 (the Merger Agreement), roll of deed (Urkundenrolle) No 182/2004 of notary public Dr. Peter Böttcher, having his seat in Frankfurt am Main;

  (7)
  a copy of a shareholder's resolution of Huntsman Advanced Materials (Belgium) BVBA, Everberg, Belgien, dated 26 August 2004, forming part of the roll of deed (Urkundenrolle) No 182/2004 of notary public Dr. Peter Böttcher, having his seat in Frankfurt am Main (i) consenting to the Merger Agreement and (ii) re-stating the articles of association of Huntsman Advanced Materials Beteiligungs (Deutschland) GmbH in full and thereby changing the name of the company from Huntsman Advanced Materials Beteiligungs (Deutschland) GmbH to Huntsman Advanced Materials (Deutschland) GmbH;

  (8)
  a copy of a shareholder's resolution of Huntsman Advanced Materials Beteiligungs (Deutschland) GmbH, dated 26 August 2004 forming part of the roll of deed (Urkundenrolle) No 182/2004 of notary public Dr. Peter Böttcher, having his seat in Frankfurt am Main consenting to the Merger Agreement;

  (9)
  a copy of a letter of the lower court of Hamm (Amtsgericht Hamm) to notary public Dr. Peter Böttcher, having his seat in Frankfurt am Main, dated 1 December 2004, containing an excerpt from the commercial register pertaining to Huntsman Advanced Materials (Deutschland) GmbH, HRB 4959, informing, inter alia, on the registration of (i) the merger between Huntsman Advanced Materials Beteiligungs (Deutschland) GmbH and Huntsman Advanced Materials Verwaltungs (Deutschland) GmbH and (ii) the name change of Huntsman Advanced Materials Beteiligungs (Deutschland) GmbH to Huntsman Advanced Materials (Deutschland) GmbH in the commercial register of Huntsman Advanced Materials Beteiligungs (Deutschland) GmbH.

        In giving this opinion, we have relied upon the documents referred to in A.(1) to A.(5) above and have not independently established their accuracy. This opinion is based upon and confined to the facts at the date hereof and to the laws (other than the tax laws unless and to the extent expressly and specifically referred to) of the Federal Republic of Germany (Germany) presently in force, as currently applied and construed by the courts of Germany. This opinion does not relate to facts or laws or to the interpretation of laws after the date hereof and we do not assume any obligation to update this opinion or to inform you of any changes to the facts or laws. We have made no investigation of and this opinion does not address the laws of any other jurisdiction. We express no opinion as to matters of fact.

        B. In giving this opinion, we have assumed:

  (1)
  the authenticity and completeness of all documents submitted to us;

  (2)
  the genuiness of all signatures;

  (3)
  the conformity to original documents of all documents submitted to us as certified copies, photostatic copies, faxed copies or other copies, and the authenticity and completeness of the original documents;

  (4)
  the accuracy of any translations provided to us;

  (5)
  that the Documents represent and contain the entirety of the transaction entered into by the parties thereto and the absence of any other arrangements between any of the parties which modify or supersede any of the terms of the Documents;

  (6)
  the lack of bad faith and the absence of fraud, cohesion, duress, mistake or undue influence on the part of any of the parties to the Documents, the respective directors, employees, agents and advisors;

  (7)
  that nothing in this opinion is affected by the provisions of any law other than the laws of Germany or by any other document than those referred to above;

  (8)
  that all representations and warranties set out in the Documents or given by any of the parties to the Documents (other than representations and warranties as to matters of German law which are covered by this opinion) are, at the date hereof, true and correct in all respects;

  (9)
  the capacity, power and authority of each of the parties other than the German Entities to enter into and perform their respective obligations under the Documents to which they are a party;

  (10)
  that the Documents were duly executed by each party to it other than the German Entities;

  (11)
  that the due execution, delivery and performance by each of the parties to the Documents other than the German Entities has been duly approved and authorised and/or ratified by all necessary corporate or other action in accordance with their respective constitutional documents and the laws of their respective places of incorporation or organisation;

  (12)
  that the Documents are duly executed and delivered by all parties thereto other than the German Entities and constitute validly and legally binding obligations under the law of the State of New York, which is expressed to be their governing law, and are enforceable in accordance with their terms;

  (13)
  that no party is on the date hereof, for the purpose of insolvency law or regulation, insolvent, overindebted or unable to pay its debts as they fall due and that no receiver, liquidator or insolvency administrator has been appointed in relation to any of the assets or undertakings of any of the parties to the Documents and that no application for the commencement of insolvency proceedings or the making of an administration order or a winding up order has been made;

  (14)
  that no entries have been made in the Commercial Register which are not yet reflected in the Commercial Register excerpts referred to in A.(2) to A.(5) and A.(9) above and that such Commercial Register excerpts accurately reflect all matters which require registration in the Commercial Register.

        C. Based upon the foregoing and subject to the qualifications set out below and subject to matters not disclosed to us and to matters of fact which would affect the conclusions set out below, we are of the opinion that:

  (1)
  The surviving German entity is a limited liability company (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under the laws of Germany.

  (2)
  The Surviving German Entity has the requisite corporate or statutory power to enter into and to perform the obligations under the Documents.

  (3)
  All necessary corporate action has been taken to enable the Surviving German Entity validly to execute the Documents.

  (4)
  The Surviving German Entity has validly executed the Documents.

        D. The qualifications to which this opinion is subject are as follows:

  (1)
  The opinions set forth above are subject to the limitations arising from the laws relating to insolvency, receivership, administration, reorganisation, release from remaining debts and all other laws affecting the rights of creditors generally, including without limitation the principles of equitable subordination.

  (2)
  Any proceedings commenced in Germany are subject to German Rules of Civil Procedure and Enforcement (Zwangsvollstreckungsrecht) arising by statute or otherwise by operation of law, each as applied by the courts or other competent authorities in Germany, which, inter alia without limitation, might require the translation of other language documents into the German language, do not provide for discovery and might apportion the costs between the parties otherwise than as contemplated in any document and pursuant to which, for example (without limitation), the succeeding party is entitled to reimbursement of certain of its costs by the losing party.

  (3)
  Under certain conditions, payments under the Documents, made to or received from a non-German resident have to be notified by the party making such payment to the Deutsche Bundesbank for statistical purposes. Any omission of such notification will trigger an administrative fine (Bußgeld) under the Foreign Trade and Payment Regulation

    (Außenwirtschaftsverordnung), but will neither affect the validity or enforceability of any of the Documents nor otherwise cause disadvantageous legal consequences for non-residents making such payments.

        Please note that we do not opine on tax law unless and to the extent specifically referred to herein.

        This opinion is in customary form for this type of transaction. It expresses German legal concepts in English. Such concepts are not always capable of precise expression in English without an extensive comparative law analysis which would not be appropriate for an opinion of this kind.

        This opinion is given for the sole benefit of Huntsman referred to above as at the date hereof and may not be disclosed to, or relied upon by any other person or be quoted or made public in any way without our prior written consent, provided, however, that, to the extent matters are covered by this opinion, Stoel Rives LLP is authorized to rely upon the foregoing opinion in its capacity as legal counsel to Huntsman in connection with the rendering of its opinion to Huntsman regarding the filing of the Registration Statement on Form S-4 (file no. 333-115344) by Huntsman dated the date hereof as fully as if this opinion were addressed to it.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules und regulation of the Securities and Exchange Commission issued thereunder.

                      Sincerely yours,

                      /s/ Allen & Overy LLP

                      Allen & Overy LLP

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  EXHIBIT 5.3